 Exhibit (l)(i)

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in this Post-Effective Amendment No. 8 to Registration Statement No. 333-226804 on Form N-4 and Amendment No. 19 to Registration Statement No. 811-23092 on Form N-4 of our report dated March 25, 2022, relating to the statutory basis financial statements of MEMBERS Life Insurance Company, appearing in the Statement of Additional Information, which is a part of such Registration Statement. We also consent to the reference to us under the heading "Experts” in the Statement of Additional Information, which is a part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

April 5, 2022